EXHIBIT 2

EURO DISNEY S.C.A. Group

First Half 2007 Results Announcement

CONDENSED CONSOLIDATED BALANCE SHEETS

(€ in millions, unaudited)	March 31, 2007	September 30, 2006

Non-current assets
Property, plant and equipment	2,249.9	2,258.9
Investment property	43.4	43.4
Intangible assets	52.4	53.6
Financial assets	7.2	7.2
Other	68.2	63.3

	2,421.1	2,426.4
Current assets
Inventories	42.4	39.1
Trade and other receivables	133.4	124.9
Cash and cash equivalents	193.9	266.4
Other	7.7	5.9

	377.4	436.3

Total assets	2,798.5	2,862.7

Shareholders’ equity
Share capital	39.0	39.0
Share premium	1,628.0	1,628.3
Accumulated deficit	(1,451.1)	(1,381.8)
Other	3.2	1.6

	219.1	287.1
Minority interests	93.6	106.4

Total equity	312.7	393.5

Non-current liabilities
Provisions	15.2	10.3
Borrowings	1,992.4	1,940.6
Deferred revenues	38.9	39.2
Other	57.2	58.5

	2,103.7	2,048.6
Current liabilities
Trade and other payables	312.7	371.6
Borrowings	0.7	0.7
Deferred revenues	66.7	46.6
Other	2.0	1.7

	382.1	420.6

Total liabilities	2,485.8	2,469.2

Total equity and liabilities	2,798.5	2,862.7